EXHIBIT 99.1

MICRO THERAPEUTICS ANNOUNCES DUTCH COURT PATENT DECISION

IRVINE, CA – October 27, 2003 – Micro Therapeutics, Inc. (NASDAQ: MTIX) announced today that a Dutch court has ruled that MTI’s Sapphire embolic coils infringe three patents that are held by the University of California (“UC”) and its licensee, Boston Scientific Corporation (“BSC”). MTI is initiating actions to preserve its ability to sell and market its embolic coils within the EU, prevent possible injunctive actions, and file for appeal. Revenue from MTI’s Sapphire embolic coils in Europe represent between 11% and 13% of total corporate revenues. The Dutch court decision was in conjunction with a legal action initiated by MTI in September 2002 to assert the invalidity of four patents held by the UC and BSC as well as MTI’s non-infringement of such patents. The court ruled that one of the UC/BSC patents, which covers a dual marker band coil delivery catheter, is invalid.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s liquid embolic product, Onyx®, and the Sapphire family of embolic coils have been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe and is proceeding through regulatory processes in the United States. The Sapphire coils also are currently being sold throughout Europe, and recently received commercial clearance in the United States. The Company also plans on making application for commercial clearances in Japan. MTI markets more than 225 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: the enforcement of the court’s ruling by the patent holders, filing an action that would successfully permit the company to continue to sell its embolic coils in the EU, successfully appealing the court’s ruling, and the impact of the court’s ruling on the detachable coil product line. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, proxy statement mailed on or about April 28, 2003 and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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